Exhibit 3.8

Delaware

The First State

Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "KONA GOLD BEVERAGE, INC.", FILED IN THIS OFFICE ON THE THIRTEENTH DAY OF FEBRUARY, A.D. 2023, AT 10:59 O`CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

3881153 8100
SR# 20230483471

Authentication: 202703470
Date: 02-13-23

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF DESIGNATION OF THE PREFERENCES, RIGHTS, AND LIMITATIONS OF THE SERIES C PREFERRED STOCK

OF

KONA GOLD BEVERAGE, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

KONA GOLD BEVERAGE, INC., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That resolutions were duly adopted by the Board of Directors of the Corporation by written consent on February 10, 2023, setting forth a proposed amendment to the Certificate of Designation of the Preferences, Rights, and Limitations of the Series C Preferred Stock (the “Series C Certificate of Designation”), declaring said amendment to be advisable and recommended for approval by the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows

RESOLVED, That the Certificate of Designation of the Preferences, Rights, and Limitations of the Series C Preferred Stock be amended by increasing the number of designated shares set forth in ‘Section 2. Number’ from two hundred fifty (250) shares, par value $0.0001 per share, to two thousand (2,000) shares, par value $0.0001 per share.

SECOND: That in lieu of a meeting and vote of the stockholders, the Corporation’s stockholders holding a majority of the outstanding voting power of the Corporation’s capital stock have given written consent approving this Certificate of Amendment in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be executed this 10th day of February, 2023.

KONA GOLD BEVERAGE, INC.

By:	/s/ Robert Clark
Robert Clark
President